Exhibit 28 e(3)

Amendment To Distribution Fee Letter Agreement

This Amendment, entered into as of July 7, 2016 (the “Execution Date”) and effective as of July 18, 2016 (the “Effective Date”), to the Distribution Fee Letter Agreement, by and between Cramer Rosenthal McGly1m LLC, a Delaware limited liability company (the “Advisor”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Advisor and Distributor entered into a Distribution Fee Letter Agreement, dated as of November 1, 2011 (the “Agreement”), as in effect prior to giving effect to this Amendment; and

WHEREAS, the Advisor and Distributor wish to amend the provisions of the Agreement to reflect a revised EXHIBIT A – LIST OF PORTFOLIOS.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.

Upon the Effective Date, the parties hereto agree to delete the current EXHIBIT A – LIST OF PORTFOLIOS of the Agreement in its entirety and replace it with a new EXHIBIT A – LIST OF PORTFOLIOS attached hereto.

2.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Execution Date.

CRAMER ROSENTHAL MCGLYLM LLC	ALPS DISTRIBUTORS, INC.

By: /s/ Steven Yadegari	By: /s/ Steven Price
Name: Steven Yadegari	Name: Steven Price
Title: Secretary	Title: SVP, Director of Distribtuion Services

Exhibit 28 e(3)

EXHIBIT A

LIST OF PORTFOLIOS

(Effective as of July 18, 2016)

CRM Small Cap Value Fund

CRM Small/Mid Cap Value Fund

CRM Mid Cap Value Fund

CRM Large Cap Opportunity Fund

CRM All Cap Value Fund

CRM International Opportunity Fund

CRM Long/Short Opportunities Fund